EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports, dated March 10, 2005, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting which are included in the Annual Report of Rent-A-Center, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Rent-A-Center, Inc. and Subsidiaries on Forms S-3 (File No. 333-116684), (File No. 333-116686) and (File No. 333-77985) and on Forms S-8 (File No. 333-62582), (File No. 33-98800), (File No. 333-53471), (File No. 333-66645), (File No. 333-40958) and (File No. 333-32296).

/s/ Grant Thornton LLP

Dallas, Texas
March 10, 2005